EXHIBIT 99.1


CATCHER, INC. NAME CHANGE AND REVERSE SPLIT EFFECTIVE JUNE 23, 2005

Friday June 24, 6:07 pm ET

HAMILTON, Va., June 24  /PRNewswire-FirstCall/  -- U.S. Telesis Holdings,  Inc.,
(UST), (OTC Bulletin Board: FHON - NEWS), announced today its previously announced name change from U.S. Telesis Holdings, Inc. to Catcher Holdings, Inc., as well as the Company's 1 for 7.2 reverse stock split, was effective as of the filing of the Company's Amended and Restated Certificate of Incorporation on June 23, 2005.

The Company's new stock trading symbol will be "CTHH" effective on the open of business Monday, June 27, 2005.

As a result of the reverse stock split, every 7.2 shares of the Company's issued and outstanding common stock was combined into one share of common stock. The reverse stock split affects all the Company's common stock and warrants outstanding immediately prior to the effective date of the reverse stock split. As well, effective upon the reverse stock split, all of the Company's outstanding Series A Preferred Stock (except for 1 share) was converted to 8 shares of common stock. The split and conversion will reduce the number of the Company's outstanding shares of common stock to approximately 12.5 million shares.

About Catcher Holdings, Inc

Catcher Holdings, Inc. wholly-owned subsidiary, Catcher, Inc., has designed a portable, ruggedized wireless, hand-held command control device built to military specifications. Utilizing proprietary software, Catcher(TM) offers security and operations personnel critical real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities. Catcher(TM) is in the final stage of development with the initial beta tests of the units expected to begin in the fourth quarter of 2005.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to commercialize the Catcher Product, our ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which will be described in future company Securities and Exchange Commission filings.

     Media Contact:                            Investor Contact:
     Robert B. Prag, President                 Matt Hayden, President
     The Del Mar Consulting Group, Inc.        Hayden Communications, Inc.
     (858) 794-9500                            (843) 272-4653
     bprag@delmarconsulting.com                info@haydenir.com